EXHIBIT 10.15

December 6, 2016

Dear Chirantan:

I am pleased to offer you a full-time position with ServiceNow, Inc. (the “Company”) for the position of Chief Product Officer. Initially, you will report to Frank Slootman. This offer letter agreement sets forth the terms and conditions of your employment with the Company.

Compensation
You will be paid a salary of $18,750 on a semi-monthly basis, which is equal to $450,000 annually, less required deductions and withholdings. Your position is classified as exempt under federal and state law and therefore you are not eligible for overtime pay.

Variable Compensation
You will be eligible to participate in the Company’s Quarterly Corporate Incentive Bonus Plan (the “Bonus Plan”) and your annual incentive bonus target will be $300,000, which is 67% of your base salary and which you may be awarded based upon both Company performance and your individual performance.  Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Company policy, as established from time to time.  Whether you earn any bonus under the Bonus Plan, and the amount of any such bonus, shall be determined by the Company in its sole discretion. Participants must be actively employed by the Company on the last day of quarter to be eligible to earn a bonus payment, and no pro-rata bonuses will be earned.  The Company reserves the right to review, amend or replace the Bonus Plan at any time.  All eligible employees will be notified in writing of any such amendment or replacement.
Company Equity
Subject to approval by the Company’s Board of Directors, management recommends you be granted: (1) an option to purchase 150,000 shares of the Company’s Common Stock at the fair market value as determined by the Board as of the date of grant; and (2) 150,000 restricted stock units (“RSUs”).

If approved, the proposed options will begin vesting upon your start date, and you will vest and earn the right to exercise the option over a period of four (4) years so long as you remain an employee of the Company. Twenty-five percent (25%) of your option shares will vest on the one (1) year anniversary of your start date. The remaining option shares will vest in equal amounts each month thereafter, at each anniversary of your start date so as to be fully vested after four (4) years of continuous employment from your start date. Generally, equity is granted in the calendar month following the employee’s date of hire pursuant to the terms of the Company’s Equity Award Policy.

The proposed RSUs, if approved, will vest as follows: 25% of the shares shall vest and settle one year from February (if your start date is in the months November, December or January); May (if your start date is in the months February, March or April); August (if your start date is in the months of May, June or July); or November (if your start date is in the months August, September or October). The remaining shares will vest and settle thereafter in equal quarterly installments over the next three years, provided you continue to be employed by or otherwise provide services to the Company.

You shall be entitled to immediate accelerated vesting of fifty (50%) percent of the then-unvested shares subject to your outstanding stock options and RSUs upon your termination of employment by the Comp any other than for "Cause" (as defined below), or upon a resignation for "Good Reason" (as defined below), in either event where such termination is within twelve (12) months following the consummation of a Change of Control (as defined in the Company's 2012 Stock Plan or any successor plan); provided that such accelerated vesting shall be contingent on the execution and non-revocation of a binding release acceptable to the Company within sixty (60) days of your employment termination date (the "Release").

Please note that all of the above terms remain subject to approval by the Board of Directors, and that any granted shares will be subject to all applicable state, federal and local securities and tax laws and the additional terms and conditions found in the Company’s equity incentive plan and related plan documents and agreements.

Benefits
As a full-time employee, you will be eligible on your first day of employment to participate in the Company’s full benefit package as currently and hereafter provided to other employees.  This includes: medical, dental and vision, life insurance, short and long-term disability, a 401(K) program, Flexible Spending 125 and employee assistance program, all pursuant to the terms of these benefit plans as set forth in the plan documents (which are available for your review).  Also, you will be eligible to receive vacation during your first year of employment in addition to sick time and paid holidays in accordance with the Company’s vacation/sick/holiday policy.  We have placed a great deal of emphasis on our benefits and expect that they will continue to evolve as we grow and as the needs of our employees and their families change.

At-Will Employment
Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time in the Company’s sole discretion, the “at-will” nature of your employment may only be changed in writing signed by you and the President of the Company.

Severance
If, at any time, the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason (as defined below), and if you sign the Release and allow it to become effective, then the Company shall pay you three (3) months base salary in one lump sum, less standard deductions and withholdings, within five (5) days following the Effective Date of the Release.

Definitions
For purposes of this offer letter agreement:

"Cause" shall mean the occurrence of any of the following events, as determined by the Company in its sole discretion:

(i)	Your commission of any crime involving fraud, dishonesty or moral turpitude;

(ii)	Your commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company;

(iii)	Your violation of any contractual, common law or statutory obligation you owe to the Company; or

(iv)	Your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company;

Provided, however, that the action or conduct described in clauses (iii) and (iv) above will constitute "Cause" only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same, if such action or conduct is reasonably susceptible to being cured.

"Good Reason" shall mean the occurrence of any of the following events without your consent:

(i)
the assignment to you of any duties or responsibilities that results in a material diminution in your authority, duties or responsibilities as in effect immediately prior to such reduction or a material diminution in the ability, duties or responsibilities of the person or persons to whom you are required to report; provided, however, that a change solely in your title or reporting relationships of persons reporting to you shall not by itself provide the basis for a voluntary termination with Good Reason;

(ii)
a material reduction by the Company in your annual base salary, as initially set forth herein or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees;

(iii)
a relocation of your business office to a location more than fifty (50) miles from the location at which you performed your duties immediately prior to the relocation, except for required travel by you on the Company's business to an extent substantially consistent with your business travel obligations prior to the relocation; or

(iv)	a material breach by the Company of this agreement.

Provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that you believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

Other Agreements
In accepting this offer, you are representing to us that: (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company; (b) you do not know of any conflict which would restrict your employment with the Company; and (c) you have not and will not bring with you to your employment with the Company, and will not upload onto the Company’s systems, any documents, records or other confidential information belonging to former employers.

Contingencies
This offer is contingent upon the following items:

•
You must successfully complete a background and reference check. Enclosed with this letter is a Summary of Your Rights Under the Fair Credit Reporting Act and the forms for you to sign and return to us, permitting the Company, through a third party, to perform and receive the results of the background check.

•	You must successfully complete a pre-employment standard employment drug test. Consent forms for this drug test are included with this offer letter.

•	You must sign and return with your offer letter agreement both the Company’s At-Will Employment, Confidential Information and Invention Assignment Agreement and the Arbitration Agreement.

If an export control license is required in connection with your employment, the Company must obtain an export control license and any similar approvals. Your employment with the Company will commence following receipt of such export control license and governmental approvals; and is conditioned upon your (a) maintaining your employment with the Company, and (b) continued compliance with all conditions and limitations placed on such a license. If for any reason such export license and governmental approvals cannot be obtained within six (6) months from your date of signature, this offer will automatically terminate and have no force and effect.

•
Some of our positions may require a governmental security clearance (“clearance”). If a clearance is required, you also must obtain and maintain in good standing that clearance. Further, if for whatever reason you are unable to maintain the required clearance, your employment may be subject to immediate termination.

ServiceNow reserves the right to withdraw its job offer based on information discovered during the pre-employment screening process. Until you have been informed in writing by the Company that all of these contingencies have been met, you should defer reliance on this offer.

Entire Agreement
This offer letter agreement, along with the At-Will Employment, Confidential Information and Invention Assignment Agreement, and Arbitration Agreement between you and the Company, sets forth all of the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are extremely excited that you are interested in the Company and I believe that you will find ServiceNow a truly exciting and fulfilling place to work. To indicate your acceptance of the Company’s offer, please sign below, indicate your start date in the space provided and return this letter with the executed At-Will Employment, Confidential Information and Invention Assignment Agreement and Arbitration Agreement to Candice Gordon no later than Wednesday, December 21,2016. This offer is valid until this date but should you have any questions or concerns, please contact Candice Gordon or Shelly Begun.

We look forward to having you join the ServiceNow team!

Sincerely,

/s/ Heather Cardoso
Heather Cardoso Manager, HR Staffing
________________________________

I accept the terms of employment stated above:

/s/ Chirantan J. Desai	12/7/2016
Chirantan J. Desai	Date

Expected Start Date: 12/12/2016